Global Capacity Raises $19 Million
Strategic Financing Positions Company for Significant Growth

Chicago (March 14, 2008) - Global Capacity, Inc., (parent: Capital Growth Systems, Inc. (OTC: CGSY.OB)), the telecom industry’s first logistics company, today announced it has completed a strategic financing designed to strengthen the Company’s balance sheet and fund the Company’s aggressive growth plan. Proceeds of the financing, which total approximately $19 million, will be used to fund the expansion of ongoing operations, pay down debt and increase working capital. Capstone Investments acted as the placement agent for this private placement financing. Details of the financing are available in the Form 8-K the Company filed with the Securities and Exchange Commission on March 12, 2008.

“This financing is a testament to the belief the investment community has in our business, and in the ability of our Company to deliver against that business plan,” said Patrick Shutt, CEO of Global Capacity. “We have demonstrated our value to our customers by increasing efficiency and reducing cost in their complex global networks, and this financing enables us to aggressively pursue our growth objectives.”

About Global Capacity

Global Capacity is the operating arm of Capital Growth Systems, Inc. (OTC: CGSY.OB). The telecom logistics company provides a fully integrated supply chain management system that streamlines and accelerates the process of designing, building and managing customized communications networks. It offers a comprehensive suite of services to enterprises, systems integrators and carrier customers worldwide. Global Capacity has operational centers in Waltham, MA; Manchester, England and Houston, TX; with offices in Chicago, IL; New York, NY; Minneapolis, MN; and Lisbon, Portugal. For more information, please visit www.globalcapacity.com or contact 866.226.4244.

Forward-Looking Statements

Certain information discussed in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the federal securities laws. Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions at the time made, it can give no assurance that its expectations will be achieved. Readers are cautioned not to place undue reliance on these forward-looking statements.

Forward-looking statements are inherently subject to unpredictable and unanticipated risks, trends and uncertainties such as the Company's inability to accurately forecast its operating results; uncertainty as to the scope or margin associated with future network optimization services, the Company's potential ability to achieve profitability or generate positive cash flow; the availability of financing; and other risks associated with the Company's business. For further information on factors which could impact the Company and its subsidiaries, and the statements contained herein, reference should be made to the Company's filings with the Securities and Exchange Commission, including annual reports on Form 10-KSB, quarterly reports on Form 10-QSB and current reports on Form 8-K. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events

Contacts:

Customers, Partners:
Jack Lodge
SVP, Sales Operations
+1 781-902-5196
jlodge@globalcapacity.com

Media, Analysts:
Patrick Van de Wille
FD-Ashton Partners
+1 312-553-6704
patrick.vandewille@fdashtonpartners.com

Investors:
Jeff Salzwedel
Salzwedel Financial Communications, Inc.
+1 503-722-7300
jeff@sfcinc.com